WHAT IS A SIMPLIFIED EMPLOYEE PENSION (SEP)?



A Simplified Employee Pension ("SEP") is a retirement plan established by an employer for its eligible employees. Employees who have not attained age 21 or who have not worked for the employer in at least three of the immediately preceding five years may be excluded from participation. Form 5305-SEP is completed by the employer, and indicates the eligibility requirements for SEP participation.

The employer takes a deduction on its tax return for the amount contributed. Employees are not taxed on SEP contributions when they are made. SEP earnings grow tax-deferred, until withdrawn.

A SEP may be adopted by an employer that satisfies the following conditions:

a.    The employer has never maintained a defined benefit plan.

b. The employer currently maintains no other qualified employer retirement plan.

c. The employer is not part of a group of entities under common control, or part of an affiliated service group, as such terms are defined by the Internal Revenue Code, unless all eligible employees of such related business entities participate in the SEP.

d. The employer does not utilize any leased employees, as defined by the Internal Revenue Code.

Certain other requirements may apply.

Establishing a SEP is easy. The employer completes Form 5305-SEP, and remits the completed and signed form, a check, and Schedule A (which shows each participant's allocation of the employer's total contribution) to Administrative Data Management Corp. SEP-IRA Applications (on page 10) are completed by the eligible employees and are filed along with the Form 5305-SEP, a check and Schedule A. The employer is required to provide participants with a copy of the filed Form 5305-SEP, including the instructions and attached questions and answers.

A separate account is maintained for each SEP participant.

SEP contributions are only made by the employer and do not reduce the employee's salary or other compensation. The employer decides whether to make a SEP contribution each year. The SEP contribution must be made as a uniform percentage of all eligible employees' compensation. No participant may have an amount allocated to his or her SEP account in any year which exceeds the lesser of $30,000.00 or 15% of the participant's compensation. In the event that a SARSEP is also adopted, between the salary reduction contributions made to the SARSEP and SEP contributions made by the

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employer,  the same  overall  limitation  (the  lesser of  $30,000.00  or 15% of compensation per participant)  applies to the total SEP and SARSEP  contribution
allocation  each  year  for  each  SEP  participant.   "Compensation,   for  SEP
contribution purposes, may not exceed $150,000 (for 1994).

Once a SEP contribution is made for the employee, the individual is completely vested in the contribution and the SEP account then operates in the same manner as an IRA. As such, the employee can withdraw SEP monies at any time and consistent with IRA rules, a 10% penalty tax, in addition to ordinary income taxes, can apply if a premature withdrawal is taken. Please refer to the IRA Custodial Agreement and Disclosure Statement for the rules on early distributions and IRA distribution requirements in general.

The SEP is a beneficial plan for both the employer and its employees. It combines the flexibility and discretion found in profit sharing plans, with the control and easy administration applicable to Individual Retirement Accounts.

The above summary is meant to highlight and explain the major characteristics of a SEP, and is not meant to be exhaustive. An employer should consult with its own tax advisors before adopting a SEP. Please read Form 5305-SEP, its instructions, questions and answers for more complete details regarding your First Investors SEP.

WHAT IS A SALARY REDUCTION SEP (SARSEP)?

A SARSEP, or salary reduction SEP, is a SEP under which an employee can elect to defer a portion of his or her salary into the SARSEP plan. Employees who have not attained age 21 or who have not worked for the employer in at least three of the immediately preceding five years may be excluded from participation. Form 5305A-SEP is completed by the employer, and indicates the eligibility requirements for SARSEP participation. No current income tax is imposed on the salary reduction contribution, and the earnings within the SARSEP accumulate on a tax-deferred basis until withdrawn.

A SARSEP may be adopted by an employer that satisfies the following conditions:

a. The employer had 25 or fewer employees in the immediately preceding year who were eligible to participate.

b.    The employer has never maintained a defined benefit plan.

c. The employer currently maintains no other qualified employer retirement plan.

d. At least 50% of the employer's eligible employees elect to have amounts contributed from their salaries into the SARSEP.

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e.    The employer  has at least one  employee who is not a "Highly  Compensated
Employee" as such term is defined by the Internal Revenue Code.

f. The employer is not part of a group of entities under common control, or part of an affiliated service group, as such terms are defined by the Internal Revenue Code, unless all eligible employees of such related business entities are eligible to participate in the SARSEP and no more than 25 employees in the aggregate are eligible to participate.

g. The employer is not a state or local government or a tax-exempt organization.

Certain other requirements may apply.

Pursuant to a salary reduction agreement between the employer and employee, employees elect to contribute a portion of their salaries into the plan. The maximum annual salary reduction contribution for each employee is $9,240.00 (for
1994), or if less, 15% of the employee's compensation. The employer may be required to make "top-heavy" contributions to the SARSEP. This is discussed later in this summary.

Similar to a SEP, under a SARSEP the employer completes Form 5305A-SEP, and files it, along with the total contribution and Schedule B (which shows each participant's contribution), with Administrative Data Management Corp. Each eligible employee completes a SARSEP-IRA Application, which should also be filed with Administrative Data Management Corp. Similar to the SEP, individual SARSEP-IRA accounts are maintained for all SARSEP participants. The employer is required to provide participants with a copy of the filed Form 5305A-SEP, including the instructions and attached questions and answers.

A SARSEP is similar to a 401(k) plan that the benefits are primarily funded by salary reduction, pre-tax contributions made by the participants. Similar to 401(k) plans, there is a discrimination test for SARSEP contributions, which can limit the salary reduction deferrals made by "highly compensated employees", and which is described in Form 5305A-SEP. SARSEP's which satisfy the discrimination test are easy to administer, and there are no Form 5500 reporting requirements.

When a "key employee", as such term is defined by the Internal Revenue Code, makes a salary deferral contribution into the SARSEP, the SARSEP is deemed to be "top-heavy". Generally, this requires that the employer make a 3% (or, if less, the highest percentage deferral made by a key employee) contribution for all non-key employees who are eligible to participate in the SARSEP.

You will find the SARSEP to be a vehicle under which employees can save for their retirement, while benefiting from the reduction in their taxes (because their contributions reduce their taxable

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salaries),  as well as the  tax-deferred  growth of their SARSEP  accounts.  The
SARSEP is unique,  in that it allows employees to fund (to a large degree) their
own  retirement   benefits,   control,   (and  vary,  if  desired)  the  amounts
contributed, and have access to their SARSEP account.

The above summary is meant to highlight and explain the major characteristics of a SARSEP, and is not meant to be exhaustive. An employer should consult with its own tax advisors before adopting a SARSEP. Please read Form 5305A-SEP, its instructions, and attached questions and answers for more complete details regarding your First Investors SARSEP.

DISCLOSURE STATEMENT INDIVIDUAL RETIREMENT ACCOUNT

1.       INTRODUCTION

This Disclosure Statement is distributed to you in accordance with Internal Revenue Service regulations and is intended to provide you with a concise explanation of the rules applicable to your Individual Retirement Account (IRA). WE URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY PRIOR TO ESTABLISHING AN IRA. Due to the unfavorable tax consequences which may result from the improper establishment of an IRA, you may wish to confer with your attorney or other qualified tax advisor if you would like specific advice regarding your IRA. In addition, further information can be obtained from any district office of the Internal Revenue Service. The Tax Reform Act of 1986 (TRA) enacted many changes to the rules governing IRAs. This Disclosure Statement contains a general explanation of the TRA changes, which are generally effective for tax years beginning after 1986. Because the Internal Revenue Service has not issued final regulations with respect to some of the TRA changes or with respect to certain other statutory provision, First Investors Corporation reserves the right to amend the IRA governing instruments and this Disclosure Statement to comply with any such subsequently issued regulations or applicable laws. The following is a discussion of the statutory requirements and tax rules governing IRAs. Additional information can be found in I.R.S. Publication 590, "Individual Retirement Arrangements".

2.       REVOCATION PROCEDURE

If your IRA is established on the date you receive this Disclosure Statement, or within seven (7) days thereafter, you may revoke your IRA, for any reason and without penalty, within seven (7) days after it is established. If your IRA is established more than seven (7) days after the date you receive this Disclosure Statement, it may not be revoked. If you should choose to revoke your IRA, the entire amount of your contribution will be refunded without adjustment for administrative expenses or any other amount. In order to revoke your IRA, you must mail or deliver a written notice of revocation to:

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First Investors
c/o Administrative Data Management Corp.
Attn:  ADM Services Department
581 Main Street
Woodbridge, New Jersey 07095-1198

If mailed, the revocation notice shall be considered mailed on the date of postmark (or if sent by certified or registered mail, the date of certification or registration) if it is deposited in the mail in the United States in an envelope or other appropriate wrapper, first class postage prepaid, properly addressed. While oral revocations are not accepted, you may contact us at 1-800-423-4026 if you have any questions with respect to this procedure. Generally, your initial contribution is invested in fund shares on the date of receipt; however, in the case of a large contribution, Administrative Data Management Corp. reserves the right not to invest such contribution in fund shares until the 7th day after it is received.

3.    IRA REQUIREMENTS

An Individual Retirement Account is a trust created or organized in the United States for the exclusive benefit of an individual or his or her beneficiaries. The written instrument creating the trust must satisfy the following requirements:

1. Except in the case of a rollover contribution and trustee to trustee transfer (explained below), contributions must be in cash and may not exceed $2,000 on behalf of any individual;

2. The trustee must be a bank or such other person as approved by the Secretary of the Treasury;

3.    No part of the trust funds may be invested in life insurance contracts;

4.    The interest of an individual in an IRA must be nonforfeitable;

5. The assets of the trust may not be commingled with other property except in a common trust fund or common investment fund; and

6. IRAs must be distributed in accordance with certain rules (explained below).

Your First Investors IRA is a custodial account which is treated as a trust for these purposes under the Federal tax laws.

4.    ELIGIBILITY

You are eligible to establish an IRA for any year in which you work and receive compensation for such work, provided that you have not attained age 70 1/2 in the year in question. If eligible, both a

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husband  and wife may each have  their own  separate  IRA.  If either  spouse is ineligible to establish an IRA, the other spouse may be permitted to establish a Spousal IRA.

"Compensation" includes wages, salaries, professional fees, and other amounts received for personal services actually rendered, including such items as commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses. Compensation also includes earned income of a self-employed person and any amount includable in an individual's income as alimony or separate maintenance payments. Compensation does not include amounts derived from or received as earnings or profits from property, such as interest, dividends and rent, or any amount not includable in gross income.

You may have an IRA whether or not you are a participant in any other retirement plan. However, if you or your spouse are an active participant in another retirement plan the amount of your annual contribution which is tax deductible may be reduced. Please refer to Section 5 for assistance in determining the tax deductible amount of your annual contribution.

5.    CONTRIBUTIONS

A.    Deductible Contributions

You may make an annual contribution to your IRA up to a maximum of $2,000 (or $2,250 for a Spousal IRA) or 100% of your compensation, whichever is less. If neither you nor your spouse is an "active participant" in an employer maintained retirement plan at any time during the year, the entire amount of your contribution will be tax deductible. If either you or your spouse is an active participant in an employer maintained retirement plan, but you have adjusted gross income (AGI) below a certain level (explained below), your entire contribution will be tax deductible. However, if either you or your spouse is an active participant and your AGI is above the applicable dollar level, the amount of your contribution which is tax deductible may be reduced or eliminated.

An exception applies in the case of a husband and wife who lived apart at all times during the year and filed separate tax returns for the year: They are treated as not married for the year for purposes of the active participation rules.

In order to be deductible for a taxable year, annual contributions must be made not later than the due date (without regard to extensions) of your tax return for the year for which the deduction is claimed. Annual contributions may be made in one or more payments, by check or money order payable to First Investors Corporation. The minimum payment which may be made is the minimum amount required for investment in the fund shares which you select for investment of your contributions. The money earned on your investment will be automatically reinvested, and is not taxable to you until the year in which you actually receive it.

You are an "active participant" for a year if you are covered by any of the following retirement plans:

1. A qualified plan described in Section 401(a) of the Internal Revenue Code (hereinafter the "Code");

2.    An annuity plan described in Section 403(a) of the Code;

3. A plan established for its employees by the United States, by a state or local government or by an agency or instrumentality thereof (other than an eligible deferred compensation plan as defined in Section 457(b) of the Code);

4. An annuity contract or custodial account described in Section 403(b) of the Code.

5. A simplified employee pension (SEP) described in Section 408(k) of the Code;

6.    A trust described in Section 501(c)(18) of the Code.

You are covered by a retirement plan for a year if your employer or union has a retirement plan under which money is added to your account or you are eligible to earn retirement credits. you are an active participant for a year even if you are not yet vested in your retirement benefit. Also, if you make required contributions or voluntary employee contributions to a retirement plan, you are an active participant. In certain plans, you may be an active participant even if you were only employed for part of the year. Starting with the 1987 tax year, your Form W-2 should indicate your active participant status.

You are not considered an active participant if you are covered by a plan only because of your service as (1) an Armed Forces Reservist, for less than 90 days of active service; or (2) a volunteer fire fighter covered for fire fighting service by a government plan, and your accrued benefit under such plan as of the beginning of the year is not more than an annuity of $1,800 per year payable at age 65. Of course, if you are covered by any other plan, these exceptions do not apply.

If you would like specific advice as to whether you are an active participant in a retirement plan, you should consult with your attorney or other qualified tax advisor.

If you or your spouse is an active participant, you must calculate your adjusted gross income (AGI) for the year (if you and your spouse file a joint tax return, you must use your combined AGI) to determine whether your IRA contribution will be deductible.

Your tax return will show you how to calculate your AGI for this purpose. If your AGI is at or below a certain level, called the

"Threshold Level," you are treated as if you were not an active participant and you can make a deductible contribution under the same rules as a person who is not an active participant.

If you are single (or married but treated as single under the exception described above), your AGI Threshold is $25,000. If you are married and file a joint tax return the Threshold Level is $40,000. If you are married but file a separate tax return, the Threshold Level is $0.

If your AGI is less than $10,000 above your Threshold Level, you will still be able to make a deductible contribution, but it will be limited in amount. The amount by which your AGI exceeds your Threshold Level is called your Excess AGI. The maximum allowable deduction is $2,000 (or $2,250 for a Spousal IRA). you may calculate your deduction limit by using the following formula:

$10,000 - Excess AGI x Maximum Allowable = Deduction
--------------------      Deduction          Limit
     $10,000

You must round up the result to the next highest $10 level (the next highest number which ends in 0). For example, if the result is $1,525, you must round it up to $1,530. If the final result is below $200 but over 0, your deduction limit is $200. Your deduction limit cannot, in any event, exceed 100% of your compensation.

The following examples illustrate the above formula.

Example One: Mr. Smith, a single individual, is an active participant in his employer's retirement plan and has AGI of $28,000. He has contributed $2,000 to his IRA for the current year. Mr. Smith wishes to calculate the deductible portion of his IRA contribution. He must first determine the amount of his Excess AGI. Excess AGI is equal to AGI minus the Threshold Level. Since Mr. Smith is a single individual his Threshold Level is $25,000. Thus, his Excess AGI is $3,000 ($28,000-$25,000). Mr. Smith will determine his deduction limit as follows:

$10,000 - $3,000 x $2,000 = $1,400
----------------
    $10,000

Example Two: Mr. and Mrs. Jones are a married couple who file a joint income tax return and have a combined AGI of $45,000. Mr. Jones is not covered by any other retirement plan. Mrs. Jones is an active participant in her employer's retirement plan. Mr. and Mrs. Jones have each contributed $2,000 to their separate IRAs. The maximum allowable deduction for each spouse is $2,000. Mr.
and Mrs. Jones wish to calculate the deductible portion of their IRA contributions. Mr. and Mrs. Jones must first determine the amount of their Excess AGI. Since they are a married couple filing a joint return the Threshold Level is $40,000. Thus, their Excess AGI is $5,000 ($45,000-$40,000). Mr. and
Mrs.  Jones will each determine  their  individual  deduction  limit as follows:

$10,000 - $5,000 x $2,000 = $1,000
----------------
    $10,000

Mr. and Mrs. Jones will therefore be able to claim a total deduction of $2,000 on their joint income tax return.

B.    Non-Deductible Contributions

Even if your deduction is less than $2,000 ($2,250 for a Spousal IRA), you may still contribute to an IRA up to the lesser of 100% of your compensation or $2,000 ($2,250 for a Spousal IRA). The amount of your contribution which is not deductible will be treated as a non-deductible contribution to your IRA. You may also choose to treat a contribution as non-deductible even if you could have deducted part of all of the contribution. Interest or other earnings on your IRA contribution, whether from deductible or non-deductible contributions, will not be taxed until distributed to you from the IRA.

You may make a $2,000 contribution at any time during the year, if your compensation for the year will be at least $2,000, without having to designate at such time how much of your contribution will be deductible. When you complete your individual income tax return, you must then determine how much of your contribution is deductible. If you determine that all or a portion of your contribution is non-deductible, you must report such amount to the IRS on Form 8606 as part of your tax return for the year. If you fail to file Form 8606, you may be subject to a penalty of $50. If you overstate the amount of the non-deductible contribution, you may be subject to a penalty of $100.

C.    Spousal IRA Contributions

If you and your spouse file a joint income tax return and your spouse either has no compensation for the taxable year or elects to be treated as having no compensation for the taxable year, you may establish an IRA for the benefit of your spouse. If you make IRA contributions on behalf of yourself and your spouse for a given tax year, the aggregate amount of the contributions to both your IRA and your spouse's IRA may not exceed the lesser of $2,250 or the amount of your compensation for such year. The contribution does not have to be split equally between the IRAs belonging to you and your spouse. However, the total contributions to either of your IRAs may not exceed $2,000.

If you are unable to make contributions to your IRA because you have attained age 70 1/2, you may nevertheless continue to make contributions to your non-working spouse's IRA until the year in which your spouse reaches age 70 1/2.

D.    Excess Contributions

If you make a contribution to your IRA in excess of the deductible and non-deductible limits, whichever, is applicable, such amount is an "excess contribution." A non-deductible 6% excise tax is imposed upon such excess contribution for the year in which it is made and also for each following year until it is eliminated. However, the amount of the tax for any year cannot exceed 6% of the value of your IRA as of the close of the tax year.

You may avoid the imposition of such 6% tax if you withdraw any excess contributions from your IRA before the date for filing your federal income tax return for the year for which the excess contribution is made. The earnings attributable to the excess contribution must also be withdrawn and must be included in your gross income in the year for which the excess contribution was made. A timely withdrawal of the excess contributions will permit you to avoid not only the 6% excise tax but also the 10% penalty tax on premature distributions. A withdrawal of an excess contribution after the tax return filing date will avoid the 10% penalty tax on premature distributions, provided that the total contribution for the year did not exceed $2,250 and no deduction was allowed for the excess contribution.

As an alternative to withdrawing such excess contribution, you may eliminate such excess by reducing your future annual contributions below the maximum allowable amount. However, you will continue to be subject to the 6% excess tax until the excess contribution is completely eliminated.

E.    SEP-IRA Contributions

If your IRA is part of a Simplified Employee Pension (SEP-IRA) established by your employer (or by you if you are self-employed), the maximum amount which may be contributed on your behalf may be greater than the general maximum IRA limitations on contributions, described above.

The maximum amount which may be contributed on your behalf to a SEP-IRA is the lesser of (i) 15% of your compensation for the year (if you are self-employed, your "earned income" after taking into account the SEP-IRA contribution and tax deduction allowed under Internal Revenue Code Section 164(f) or (ii) $30,000. In addition, your employer may establish a type of SEP-IRA (a "SARSEP") which would allow you to make elective contributions to your IRA of up to $9,240 per year, subject to the same 15% and $30,000 limits. (The elective contribution limit is adjusted by the Internal Revenue Service.)

Amounts contributed to a SEP-IRA within the above limits are excluded from your income for Federal income tax purposes until such amounts are distributed to you. Amounts distributed to you from a SEP-IRA are taxed in the same manner as distributions from other IRAs.

If you are a participant  in a SEP-IRA,  your employer is required to give you a
copy  of  the  SEP-IRA  documents,   including  certain  explanatory   materials
concerning the Federal  income tax rules for

SEP-IRAs, and inform you each year of the amounts (if any) contributed on your behalf.

6.    ROLLOVER CONTRIBUTIONS

A rollover is a tax free transfer of cash or other assets from one retirement program to another. There are two types of rollover contributions to an IRA. The first type involves the transfer from one IRA to another IRA. The second type involves the transfer of assets from a tax-sheltered annuity or custodial account or from a qualified retirement plan to an IRA. A rollover contribution is neither includable in your income nor deductible. Unlike annual contributions, rollover contributions are not subject to the yearly $2,000 (or $2,250 in the case of the Spousal IRA) or 100% of compensation limitation.

A.    IRA to IRA Rollover and Trustee to Trustee Transfer

In order to qualify for tax-free treatment you must make a rollover contribution from one IRA to another IRA within 60 days after you receive the distribution from the first IRA. In addition, if the assets distributed from your IRA are property other than cash, the identical property must be contributed to your new IRA in order to qualify as a rollover contribution. Amounts not rolled over within the 60 day period do not qualify for tax-free rollover treatment and must be treated as a taxable distribution. Amounts not rolled over may also be subject to the 10% penalty tax on premature distributions.

Rollovers between IRAs are allowed only once a year. The one year period begins on the date that you receive the IRA distribution and not on the date it is rolled over into another IRA. A rollover from one IRA to another should not be confused with a transfer of your IRA assets from one IRA custodian or trustee to another IRA custodian or trustee (trustee to trustee transfer). This is not considered a rollover and, consequently, is not affected by the limitation on rollovers to once a year.

In order to qualify for tax-free treatment, it is not necessary to rollover the entire amount of the distribution which you receive. It is permissible for you to rollover a portion of the distribution and to keep the remainder. However, the amount you retain will be taxed in the year of receipt as ordinary income. In addition, the amount retained may be subject to the 10% tax on premature distributions.

B.    Retirement Plan to IRA Rollover

You may also be eligible for tax-free rollover treatment when you receive a distribution from a tax-sheltered annuity or custodial account or from your employer's qualified retirement plan. For retirement plan distributions paid to you before January 1, 1993, in order to qualify for tax-free rollover treatment a distribution from a qualified retirement plan must constitute either a

"qualified total distribution" or "partial distribution".

A "qualified total distribution" means one or more distributions:

(i) which are paid to you within a single taxable year on account of the termination of your employer's qualified plan, or in the case of a profit sharing or stock bonus plan, a complete discontinuance of contributions;

(ii) which constitute a "lump sum distribution" within the meaning of the Internal Revenue Code; or

(iii) which constitute a distribution of your accumulated deductible employee contributions.

In order for a qualified total distribution to be eligible for tax-free rollover treatment, such distribution must be transferred to an IRA within 60 days of the date you receive it. In addition, if such distribution consists of property other than money, the identical property must be transferred to your IRA in order to qualify as a rollover contribution. However, you are permitted to sell the property and transfer the proceeds of the sale to the IRA within 60 days of receipt of the distribution. In order to be eligible for tax-free treatment, it is not necessary to roll over the entire qualified total distribution. In fact, you are not permitted to roll over any after-tax employee contributions which you have made to your employer's qualified retirement plan. However, the earning attributable to such after-tax contributions may be rolled over. Any portion of a qualified total distribution which you retain, except your own after-tax contributions, will be subject to current income tax.

If you receive a qualified total distribution from your employer's plan and roll over part or all of it into an IRA, you may later roll over those asset into a new employer's plan (if the plan permits you to do so). Under such circumstances, your IRA serves as a holding account or conduit for those assets. However, you may roll over those assets into another qualified employer's plan only if they consist of funds received from the first employer's plan and earnings on those funds, and you did not mix other IRA contributions or funds from other sources with them.

If you receive a "qualified total distribution," within the meaning of the Internal Revenue Code, from a Section 403(b) annuity or custodial account you may also make a tax-free rollover to an IRA if such distribution is transferred to an IRA within 60 days after you receive it.

The term "partial distribution" means a distribution during a single tax year which represents at least 50% of the balance due you from a qualified retirement plan or tax-sheltered annuity or custodial account and which is paid to you:

(i)  Because you separated from service with the employer;

(ii)  Because you became disabled while working for the employer; or

(iii) Because of the death of your spouse while he or she was covered under the plan and you are named as the beneficiary.

You may elect to roll over tax-free, all or part of a partial distribution from a qualified plan or a tax-sheltered annuity or custodial account into an IRA. Such rollover must occur within 60 days of the receipt of such partial distribution in order to qualify for tax-free treatment. A rollover of a partial distribution should not be confused with partial rollovers of a total distribution from an employer's qualified plan. If you roll over a partial distribution from a qualified plan, you will lose the ability to use special income averaging on subsequent distributions from the qualified plan.

In order to properly roll over a qualified total distribution or partial distribution you must make a rollover election, by designating in writing, to the trustee of the IRA that such amount is to be treated as a rollover contribution.

If you receive a distribution from your spouse's employer's retirement plan pursuant to a "qualified domestic relations order", you may be eligible to make a tax-free rollover to an IRA. In order to obtain tax-free treatment, the balance to your credit under the retirement plan must be paid or distributed to you within one taxable year. You may rollover any portion of the cash or property received in such distribution to an IRA. In the case of a distribution of property other than cash, the property received must be rolled over.

For retirement plan distributions payable to you on or after January 1, 1993, any eligible rollover distribution, as defined by the Unemployment Compensation Amendment of 1992, may be rolled over into an IRA or other eligible retirement plan. Your employer is required to provide you with a notification after you terminate employment which explains the new rollover rules.

First Investors Corporation (including its affiliates), Administrative Data Management Corp. and First Financial Savings Bank, S.L.A. takes no responsibility, nor assumes any liability for any rollover made by you which does not qualify as a tax-free rollover under the Internal Revenue Code. Since penalty taxes may be imposed (in addition to other possible negative tax consequences) when invalid rollovers are made to an IRA, please consult with your tax advisor to ensure that any rollover is made in the appropriate manner.

7.       DISTRIBUTIONS

For taxable years beginning after 1984, the IRA distribution rules are similar to the rules for distributions from qualified retirement plans, pursuant to regulations to be issued by the

Secretary of the Treasury. Proposed regulations were issued on July 24, 1987 relating to required distributions from IRAs. This Disclosure Statement does not discuss the proposed regulations. If you would like specific advice regarding the proposed regulations you should confer with your attorney or other qualified tax advisor.

Your IRA is intended to provide a source of income to you after attainment of age 59 1/2 or if you become disabled. Distributions other than amounts rolled over into another IRA or qualified plan are taxed as ordinary income in the year receive by you. With certain exceptions, distributions which occur prior to age 59 1/2 will be subject to a 10% additional tax on premature distributions. Please refer to Section 8 for a discussion of the distributions occurring prior to age 59 1/2 which are not subject to the 10% tax.

While distributions from your IRA may commence without penalty for early withdrawal at any time after you attain age 59 1/2, distributions must commence on or before the first day of April of the year following the year in which you attain age 70 1/2. Distributions must be paid to you in accordance with one of the following methods:

(i) A single lump sum payment; or

(ii) Substantially equal monthly, quarterly, semi-annual, or annual payments over a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and your designated beneficiary.

Other distribution methods may be available.

Notwithstanding that distributions may have commenced pursuant to option (ii) above, you may receive a distribution in the balance in your IRA at any time.

Distributions also must meet certain minimum distribution requirements. Either the entire interest in your IRA must be distributed before April 1 following the year you attain age 70 1/2 or payments must be made over a period no greater than your life expectancy or over the life expectancy of you and your designated beneficiary. In order to enforce such minimum distribution requirements, a 50% tax is imposed on the amount, if any, by which the minimum required distribution exceeds the actual amount distributed. If the failure to make the minimum distribution is due to a reasonable error and steps are taken to remedy such error, the 50% tax may be waived by the Internal Revenue Service.

At the time that you establish your IRA you have the right to select a beneficiary who will be entitled to receive the balance in your IRA if you should die prior to the complete distribution of your IRA. You have the right prior to the complete distribution of your IRA to change your designation of beneficiary. If you fail to properly designate a beneficiary, your estate shall be treated as your designated beneficiary. If you should die after the distribution of your IRA has commenced, the remaining portion of your IRA must continue to be distributed as least as rapidly as under the method of distribution being used prior to your death. If you should die before the distribution of your IRA has commenced, your entire interest in your IRA must be distributed in accordance with one of the following provisions:

(i) The entire balance of your IRA is distributed within five (5) years after your death;

(ii) If the balance of your IRA is payable to a designated beneficiary, such amount may be distributed in substantially equal periodic installments over the life expectancy of such beneficiary commencing no later than one (1) year after your death;

(iii) If the designated beneficiary is your surviving spouse, your spouse may elect to receive substantially equal periodic payments over his or her life expectancy, commencing at any date prior to the date on which you would have attained age 70 1/2;

(iv) If the designated beneficiary is your surviving spouse, your spouse may elect to treat your IRA as his or her own IRA and receive distributions under the general distribution rules discussed above. In addition to the distributions described above, you may also receive a distribution from your IRA for the purpose of transferring the assets into another individual retirement account, individual retirement annuity, or, when eligible, to a qualified retirement plan. A rollover distribution is not taxable to you provided that it is properly redeposited within 60 days of receipt. Furthermore, any required distributions may not be rolled over. Please refer to Section 6 for a discussion of the requirements which must be satisfied in order to qualify for tax-free rollover treatment.

8.       TAX TREATMENT OF DISTRIBUTION

A.  Income Tax

As a general rule, distributions from your IRA are taxable to you as ordinary income. However, if non-deductible contributions have been made to your IRA, the portion of your IRA distribution consisting of non-deductible IRA contributions, each distribution from your IRA will consist of a nontaxable portion (return of non-deductible contributions) and a taxable portion (return of deductible contributions, if any, and earnings). Thus you generally may not take a distribution which is entirely tax free. The following formula is used to determine the nontaxable portion of your distributions for a tax year:

Non-deductible
Contributions       x        Total Distribution =      Nontaxable
--------------               (for the year)            Distributions
Year end IRA                                           (for the year)
Balance
+ total distribution
(for the year)

The following illustrates how you will determine the nontaxable portion of your distributions for a taxable year.

Example:  Ms. Gray has made the following contributions to her IRA:

YEAR                          DEDUCTIBLE                 NON-DEDUCTIBLE
----                          ----------                 --------------
1984                          $2,000                     $0
1985                          $2,000                     $0
1986                          $2,000                     $0
1987                          $1,000                     $1,000
1988                          $0                         $2,000
                              ------                     ------
                              $7,000                     $3,000

During 1989, Ms. Gray receives a $1,000 distribution from her IRA. On December 31, 1989 the total value of Ms. Gray's IRA is $14,000. The nontaxable portion of the distribution she received during 1989 is determined as follows:

$3,000            x                 $1,000 =$200
---------------
$14,000 + 1,000

To determine your year end IRA account balance you treat all of your IRAs as a single IRA. This includes all regular IRAs, as well as simplified employee pension (SEP) IRAs, and rollover IRAs. You also add back the distributions taken during the year.

A single lump sum distribution from your IRA is not entitled to ten year averaging, five year averaging or capital gains treatment accorded lump sum distributions from a qualified plan.

B.       Early Withdrawal Tax

In general, distributions from your IRA which occur prior to you attaining age 59 1/2 will be subject to adverse tax consequences. Not only will such distributions be fully taxable to you as ordinary income, such distributions will also be subject to a 10% additional tax.

In  addition  to  the   exceptions  for  rollovers  and  the  return  of  excess
contributions discussed above, distributions on account of your death, disability and divorce will be exempt from the 10% additional tax. You are considered disabled if you are "unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued, and indefinite duration." In addition, distributions before age 59 1/2 are not subject to the 10% tax if made in the form of substantially equal periodic payments and are made over your life expectancy or the joint life expectancies of you and your designated beneficiary.

C.    Excess Distributions Excise Tax

A 15% excise tax is imposed on annual distributions from IRAs and other tax-favored retirement arrangements to the extent that such distributions in the aggregate exceed $150,000 during any year. For certain qualifying "lump-sum distributions" the threshold amount, above which the excise tax is applied, is 5 times the applicable threshold for annual distributions. A similar tax is imposed upon your estate if you die with "excess accumulations". There are special rules which may apply if you had substantial (greater than $562,500) total accrued retirement benefits as of August 1, 1986 and you made a special election ("grandfather" election) by the due date of your 1988 Federal income tax return. You should discuss these matters with your tax advisor.

D.    Gift Tax

Your designation of a beneficiary for your IRA will not be treated as a gift and will not subject you to Federal gift taxes.

E.    Estate Tax

Any amounts remaining in your IRA after your death will be included in your gross estate and may be subject to Federal estate tax.

9.    PROHIBITED TRANSACTIONS

You or your beneficiary may not participate in any transaction with your IRA which is prohibited by law. Such "prohibited transactions" include but are not limited to:

(i)   the sale, exchange, or lending of any property;

(ii)  lending of money or other extension of credit;

(iii) furnishing of goods, services, or facilities;

(iv)  the use of income or assets of the IRA by you or your beneficiary; and

(v)   the use of your IRA as security for a loan.

If such transactions are engaged in, your IRA will be disqualified and will lose its tax-exempt status. Under such circumstances, your IRA will be considered to have been distributed to you and will be subject to the income and additional taxes discussed above.

10.      REPORTING REQUIREMENTS

If a transaction has occurred upon which a special penalty tax is imposed, such as an excess contribution, a premature distribution or a failure to make a timely distribution, you are required to file Form 5329 with your annual income tax return for such year. Form 5329 need not be filed if the only activity for the year is the making of contributions or the distribution of permissible benefits.

11.   IRS APPROVAL

This IRA is a model IRA which follows the approved document considered by the Internal Revenue Service to meet the applicable requirements of the Internal Revenue Code. Therefore, the Internal Revenue Service will not issue a formal determination as to the qualified status of your IRA. Further information can be obtained from any office of the Internal Revenue Service.

Please be aware that the Internal Revenue Service's approval is a determination only as to the form of the IRA and does not represent a determination as to the merits of the IRA.

12.   IRA BALANCE

Each of the mutual fund shares held in your IRA has an equal interest in the assets, net investment income and capital gains of the mutual fund selected. The value of the shares is dependent upon the market values of the securities in the mutual fund investment portfolio, which are subject to fluctuations; therefore, growth in the value of your IRA cannot be projected or guaranteed. Dividends from net investment income and capital gains distributions paid by the mutual funds selected will be reinvested in fund shares at the applicable reinvestment price as of the respective reinvestment dates and such additional shares will be credited to your IRA.

13.   FEES, CHARGES and COMMISSIONS

A.    IRA Custodian Fees

The Custodian of your IRA charges $7.00 for each distribution other than periodic cash payments; and $1.00 for each periodic cash payment. These fees are applicable regardless of the manner in which your IRA is funded. The Custodian reserves the right to waive any of its fees at any time and to revise its fee schedule upon written notice to the IRA holder.

B.    Mutual Fund Commissions

If you fund your IRA by the direct purchase of Class A mutual fund shares, a maximum sales commission of 6.25% of the offering price may be charged. Class A commissions range from 6.25% to 1.5% of the fund's offering price. Reduced Class A share commissions apply for purchases of more than $25,000 under the fund's rights of Accumulation Privilege or a Letter of Intent. If you fund your IRA by the direct purchase of Class B shares, purchases will be transacted at the fund's net asset value and a contingent deferred sales charge may be imposed upon redemption of such shares.

CUSTODIAL AGREEMENT
INDIVIDUAL RETIREMENT ACCOUNT
FORM 5305-A

ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993, include rollovers described in section (402(a)(5), 402(a)(6), 402(a)(7), 403 (a)(4), 403(b)(8), 408(d)(3), or an employer contribution  to a  simplified  employee  pension  plan as  described in section
408(k).

ARTICLE II

The   Depositor's   interest  in  the  balance  in  the  custodial   account  is
nonforfeitable.

ARTICLE III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)). 2. No part of the custodial funds may be invested in collectible (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

(a)  A single sum payment.

(b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

(c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

(d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

(e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

(a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

(b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

(i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

(ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

(c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

(d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and related regulations will be invalid.

ARTICLE VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made.

ARTICLE VIII

1. By execution of the First Investors Individual Retirement Account Application (the "Application"), the individual named therein (the "Depositor") has applied for an Individual Retirement Account (the "Account") described in Section 408(a) of the Internal Revenue Code of 1986 (the "Code") in order to provide for his or her retirement and for the support of his or her beneficiaries after death. The Custodian, by executing the Application, has established an Account for the Depositor and has accepted its appointment as Custodian of the account. The Depositor and the Custodian hereby agree that the Account shall be governed by the provisions of the Agreement and the Application which is made a part hereof. The Account is created for the exclusive benefit of the Depositor and his or her beneficiaries.

2. (a) Annual contributions must be made in cash by check or money order payable to "First Investors Corporation" and may be made in one or more payments; provided, however, that no such payment shall be smaller in amount than the minimum amount, if any, required for investment in the securities of the Designated Investment Company. The Custodian shall have no obligation to compel the Depositor to make any contribution, nor shall it be required to notify the Depositor of the existence or amount of an "excess contribution", if any, as that term is defined in Section 4973(b) of the Code. Annual contributions may be made to the Account for the benefit of the Depositor by his or her employer.

(b) Contributions which qualify as "rollover contributions" described in Section 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code may be made to the Account; provided, however, that such contributions consist solely of cash (made by check or money order payable to "First Investors Corporation") in an amount no smaller than the minimum amount, if any, required for investment in the securities of the Designated Investment Company, and/or securities of a
Designated   Investment   Company.   The

Depositor shall identify rollover contributions as such in writing and the Custodian shall rely on such identification. A contribution identified in writing by the Depositor as a rollover contribution from a qualified retirement plan shall not constitute an Account separate from any Account established hereunder to which annual contributions have been or will be made, unless the Depositor instructs the Custodian otherwise.

3. The Custodian shall maintain a record of the Account for the Depositor reflecting his or her contributions, the investment thereof, and any accretions upon such investments.

4. (a) The Custodian shall invest all such cash contributions less unpaid custodial fees in the securities of the Designated Investment Company specified by the Depositor in the Application and the Custodian or its nominee shall be the holder of record, and the Depositor shall be the beneficial owner of all such securities and any other property in the Account. The term "Designated Investment Company" shall mean a registered investment company of the open-end management type or unit investment trust type, the securities of which are sponsored, distributed and/or underwritten by First Investors Corporation, provided however, that the purchase of a Periodic Payment Plan with insurance shall not be permitted. The Depositor (or following the death of the Depositor, his or her beneficiary) may, by instructions given to the Custodian, determine the investment in which his or her Account is to be invested or reinvested at any time and from time to time. The Depositor must provide specific instructions for specific purchases, sales, exchanges, and other transactions. By giving such instructions to the Custodian, the Depositor will be deemed to have acknowledged receipt of the prospectus, if any, for any shares or other investment vehicles in which the Depositor directs that the Custodian invest assets in his or her Account. The Custodian shall be responsible for executing such instructions promptly; provided, however, that neither the Custodian, the transfer agent, Administrative Data Management Corp., nor any affiliated company shall be obligated to invest any portion of the Depositor's initial contribution to his or her Account until seven (7) calendar days have elapsed from the date of acceptance of the application or agreement by or on behalf of the Custodian. Investments held in the Account may be divided between or among more than one Designated Investment Company.

(b) All cash dividends and capital gains distributions received upon assets in the Account shall be reinvested in the securities of the Designated Investment Company and credited to the Account. In the event that, with respect to any such dividends and distributions, the Custodian as holder of record may elect to receive such dividend or distribution in either additional shares, cash or other property, the Custodian shall elect to receive such distribution in additional shares. Sales charges attributable to the acquisition of securities shall be charged to the Account for which such securities are acquired. No part of the funds in the Account shall be invested in life insurance contracts.

(c) The Custodian or its agent shall deliver, or cause to be executed and delivered, to the Depositor all notices, prospectuses, financial statements, proxies, voting instruction cards, and proxy soliciting material relating to securities held in the Account. The Custodian in its capacity as Custodian hereunder or its agent shall vote all shares of the Designated Investment Company held hereunder in accordance with the written instructions of the Depositor.

5. The Depositor shall have the right, prior to completion of distribution of his or her Account, by written notice to the Custodian or its agent, to designate, revoke, and to change a designation of a beneficiary or beneficiaries of any distribution from the Account following the death of the Depositor, and if no such beneficiary is designated in accordance herewith the Depositor's beneficiary shall be his or her estate.

6. The Depositor shall not use the Account or any portion thereof as security for a loan, nor shall the individual or his or her beneficiary engage in any transaction prohibited by Section 4975 of the Code.

7. (a) Neither the Custodian, its agent nor any affiliates shall be responsible for any liability arising out of this Agreement except such liability as is occasioned by the negligence or willful misconduct of the Custodian, its agent or affiliates. Neither the Custodian, its agent nor any affiliates shall be responsible for any action or no action taken at the Depositor's request and each may rely upon and shall be protected in acting upon any written order from the Depositor or any other notice, request, consent, certificate or other instrument reasonably believed by the Custodian, its agent or any affiliate to be genuine and to have been properly executed. Neither the Custodian, its agent nor any affiliates shall be liable to pay interest on any cash or cash balances maintained in the Account which has not been invested.

(b) Neither the Custodian, its agent nor any affiliates shall be obligated to defend or engage in any suit with respect to the Account unless each shall first have agreed in writing to do so and shall have been fully indemnified to the satisfaction of the Custodian, its agent and/or any affiliates. The Depositor shall at all times indemnify and hold harmless the Custodian, its agent and any affiliates from any liability arising from any action taken by the Custodian, its agent or any affiliates upon the written instructions of the Depositor.

(c) The Custodian may resign at any time upon sixty (60) days' notice in writing to the Depositor and may be removed by the Sponsor (First Investors Corporation) or the Depositor at any time upon thirty (30) days' written notice to the Custodian or such shorter notice as may be acceptable to the Custodian, which successor shall be a bank or such other qualified person under Section 408(a)(2) of the Code. If within sixty (60) days after the Custodian's resignation or removal the Depositor or the Sponsor has not appointed a successor custodian which has accepted such appointment, the custodian shall, unless it elects to terminate the Account, appoint such successor itself. Upon receipt by the Custodian of written notice of acceptance of such appointment by a successor custodian, the Custodian or its agent shall transfer and pay over to such successor the assets of the Account and all records pertaining thereto. In connection with such transfer, however, the Custodian or its agent is authorized to reserve such sum of money as is necessary for the payment of its fees.

(d) The Custodian shall terminate the Account if within sixty (60) days after the removal or resignation of the Custodian no qualified successor custodian has notified the Custodian of its acceptance to act. Termination of the Account shall be effected by distributing the assets of the Account by a single sum payment in cash or in kind as the Depositor may elect. Upon completion of such distribution, the Custodian, its agent and any affiliates shall be relieved from all further liability with respect to all amounts so distributed.

8. (a) The Depositor agrees that the fees of the Custodian as set forth in the Application shall be paid when due. Such fees may be waived by the Custodian at any time and may be revised by the Custodian upon forty-five (45) days' written notice to the Depositor. Custodial fees which have been revised in accordance with this Section will become legally binding upon the Depositor unless he or she objects by sending written notice of such objection to the Custodian within forty-five (45) days of the date of the Custodian's or its agent's notice to the depositor of such revision.

9. The Custodian appoints Administrative Data Management Corp., the transfer agent for each of the Designated Investment Companies hereunder, as its agent for receiving and processing contributions, transferring assets of the Account, processing shareholder correspondence (e.g., revocations and designation of beneficiaries), sending required notices and other documents relating to the Account and voting shares in the Account hereunder.

10. The Federal  Deposit  Insurance  Corporation  (FDIC) does not insure amounts invested in an Individual Retirement Account merely because the trustee or custodian, such as the Custodian, is an institution the accounts of which are covered by such insurance. Only investments in the accounts of such institutions themselves are insured by the FDIC subject to its rules and regulations.

11. This Agreement may be amended by the Sponsor (First Investors Corporation) by submitting a copy of any such amendment to the Depositor and to the Custodian at least thirty (30) days in advance of the effective date of any such amendment; provided, however, that no such advance submission shall be required in the case of any amendment that may be required by the Internal Revenue Service, from time to time, so that the Account shall remain an Individual Retirement Account under Section 408 of the Code. For purposes of Article VII, a Depositor shall be deemed to have consented to any amendment not required by the Internal Revenue Service if he or she does not terminate the Account before the effective date of such amendment.

12. This Agreement shall be construed, administered and enforced according to the laws of New Jersey.

GENERAL INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF THE FORM

Form 5305-A is a model custodial account agreement that meets the requirements of section 408(a) of the Code and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.

Individuals may rely on regulations for the Tax Reform Act of 1986 compliance to the extent specified in those regulations.

Do not file Form 5305-A with the IRS. Instead, keep it for your records.

For more information on IRAs, including the required disclosure you can receive from your custodian, see Pub. 590, Individual Retirement Arrangements
(IRAs).

DEFINITIONS

Custodian - The Custodian must be a bank or savings and loan association, as defined in Section 408(n) of the Code, or any person who has the approval of the IRS to act as custodian.

Depositor - The Depositor is the person who establishes the IRA custodial account.

IDENTIFYING NUMBER

The Depositor's social security number will serve as the identification number of his or her IRA. An employer identification number is required only for an IRA for which a return is filed to report unrelated business taxable income. An employer identification number is required for a common fund created for IRAs.

IRA FOR NONWORKING SPOUSE

Form 5305-A may be used to establish the IRA custodial account for a nonworking spouse.

Contributions to an IRA custodial account must be made to a separate IRA custodial account established by the nonworking spouse.

SPECIFIC INSTRUCTIONS

Article IV - Distributions made under this article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of section 408(a)(6) of the Code have been met.

Article VIII - Article VIII and any that follow it may incorporate additional provisions that re agreed to by the Depositor and the Custodian to complete the agreement. They may include for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the Custodian, Custodian fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-A may be reproduced and reduced in size for adoption to passbook purposes.

IMPORTANT INFORMATION

This  IRA  Master  Account   Application  applies  to  all  accounts  registered
identically  in  funds  sponsored  by  First   Investors   Corporation  and  its
affiliates.

Section 4. I understand that through accumulated investments I can reduce my sales charges on purchases of Class A shares. In the next 13 month period, I plan to invest in shares of one or more First Investors eligible funds the aggregate amount checked in this application. I understand that I may combine Class A and Class B shares of any eligible (including Class B shares of the money market funds) funds to qualify for this reduced sales charge. I hereby irrevocably appoint First Investors Corporation ("FIC") my agent and my attorney with full power to redeem any shares held in escrow, if necessary. I understand that if the amount indicated is not invested within 13 months, the reduced sales charge does not apply.

Section 8. I wish to establish an automatic payroll investment program and authorize my employer to initiate credit entries of amounts deducted from my pay to an account at First Financial Saving Bank, S.L.A. ("FFS"). I further authorize FFS to accept any such funds and to transfer them to First Investors for investment in the First investors account(s) designated in the application or as changed by my written instructions to FIC. FFS shall have no responsibility for the correctness thereof or for determining the existence of any further authorization relating hereto. I agree that neither FFS, FIC nor any affiliates will be liable for any loss, liability, cost or expense from acting upon such instructions. I understand that in order to terminate this authorization I must give written notice to my employer.

Section 9. I authorize FIC to initiate debit entries to my bank account listed in this application. Investments will be made the same day my bank account is debited or, if a weekend or holiday, on the following business day. If such debit is dishonored by the bank upon presentation, FIC may discontinue this service and cancel the shares purchased and charge me for any loss.

Section 10. I authorize Administrative Data Management Corp. ("ADM"), as transfer agent, to accept and act upon telephone instructions from myself, or my FIC Registered Representative (if I have so authorized), to effect exchanges of shares among eligible funds owned by me.

If I authorize my FIC Registered Representative to effect telephone exchanges upon my instruction, I understand that this authorization applies to my representative only as long as the Registered Representative is assigned to my account(s), according to the books and records of FIC. If my Registered Representative is replaced with a new FIC Registered Representative by FIC, the telephone exchange privileges assigned to my former representative will automatically be transferred to the new FIC Registered Representative. Telephone exchange privileges may be modified or terminated at any time at the sole discretion of FIC, ADM, or the fund(s). This authorization may be terminated by submitting written notice to ADM. Please allow 5 days processing time after receipt.

In acting upon telephone instructions, First Investors and the Funds use procedures which are reasonably designed to ensure that such instructions are genuine, such as (1) obtaining some or all of the following information: account number, name and social security number, mother's maiden name, last elementary school attended; (2) recording all telephone instructions; and (3) sending written confirmation of each transaction to my address of record. I understand that this policy places the entire risk of loss for unauthorized or fraudulent transactions on me, except that if First Investors Corporation, the Funds, or their affiliates do not follow reasonable procedures, some or all of them may be liable for any such losses.

Prior to making an exchange, I have received and read the prospectus of the fund into which the exchange is being made. Only one telephone exchange is permitted within any 30 day period for each account authorized. Each of the First
Investors funds reserves the right to change or terminate the exchange privilege. An administrative fee may be charged on exchanges and may be waived at any time.


Executive Investors Funds
If I have purchased Executive Investors Funds, I have received the required Disclosure Form.